                                                                    EXHIBIT 99.2

                                (CONNETICS LOGO)


COMPANY CONTACT:                                INVESTOR RELATIONS:

John Higgins                                    Ina McGuinness or Bruce Voss
Chief Financial Officer                         Lippert/Heilshorn & Associates
(650) 843-2800                                  (310) 691-7100
jhiggins@connetics.com                          imcguinness@lhai.com

                 CONNETICS REPORTS SECOND QUARTER EPS OF $0.19,
                 PRODUCT REVENUES INCREASE 92% TO $38.0 MILLION

     COMPANY RAISES 2004 REVENUE AND EARNINGS GUIDANCE AND INTRODUCES THIRD
                           QUARTER FINANCIAL GUIDANCE

PALO ALTO, CALIF. (JULY 28, 2004) - CONNETICS CORPORATION (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today reported net income for the second quarter ended June 30, 2004 of $7.5 million or $0.19 per diluted share. This compares with a net loss for the second quarter of 2003 of $1.9 million or $0.06 per share.

Total revenues for the second quarter of 2004 increased 92% to $38.3 million, compared with total revenues of $20.0 million for the second quarter of 2003. Product revenues for the 2004 second quarter were $38.0 million compared with $15.5 million for the same period last year, reflecting growth in all product lines as well as a full quarter with sales of Soriatane(R), which the Company acquired on March 4, 2004 from Roche.

Second quarter of 2004 product sales of OLUX(R) and Luxiq(R) rose 34% to $20.8, million including the impact of a one-time $0.6 million reduction made to revenues to reflect Medicaid program product pricing allowances. Second quarter of 2004 sales of Soriatane were $17.2 million, which included sales to a U.S.-based distributor that exports branded pharmaceutical products to select international markets. This distributor relationship commenced during the quarter. Contract and royalty revenues for the second quarter of 2004 were $0.3 million, compared with $4.4 million in the second quarter of 2003.

Selling, general and administrative (SG&A) costs were $17.2 million in the second quarter of 2004, compared with $10.4 million in the second quarter of 2003. The increase to SG&A expenses is due to increased promotional activities for all products and compensation expenses paid to UCB Pharma for its promotional activities. Research and development (R&D) expenses for the second quarter of 2004 were $5.0 million, down from $8.6 million in the second quarter of 2003, primarily due to lower clinical trial expenses as a result of the completion of the pivotal trials for Extina(R), Actiza(TM) and Velac(R) in 2003.

                                     -More-

SECOND QUARTER HIGHLIGHTS

Highlights of the second quarter of 2004 and subsequent weeks included:

      - Acceptance by the FDA of the NDA filing for Extina, a potential new treatment for seborrheic dermatitis in the VersaFoam(R) delivery system. The FDA set the PDUFA date as September 24, 2004.

      - Issuance of a U.S. Patent on Connetics' Emollient-Foam Technology. The patent has seven independent product claims, and covers a pharmaceutical aerosol foam composition having occlusive capability. This technology has been incorporated into the Company's next generation of foam products with Olux-E and Desonide-E. Patents covering this technology have previously been issued in Australia and New Zealand, and patent applications are pending in a number of other countries.

      - Signing a multi-year consent with Roche permitting Connetics to sell Soriatane to a U.S.-based distributor that exports branded pharmaceutical products to select international markets. Connetics estimates that sales to this distributor could potentially generate an incremental $11.0 million to $13.0 million in Soriatane sales annually through 2007. Connetics will pay a royalty to Roche on Soriatane sales to this distributor.

"This quarter's impressive results showcase our achievements in every aspect of our operations and speak to the potential for further growth and expansion of a valuable specialty pharmaceutical franchise," said Thomas Wiggans, Connetics' President and CEO. "We are confident in our ability to achieve continued revenue growth with our current brands and look forward to launching up to three new products from our pipeline within the next 12 months. Based on our commercial activities with Soriatane and the new distribution agreement we have entered into we are raising our financial guidance for the balance of the year. Looking ahead, we are diligently preparing to initiate two clinical trials while preparing our commercial operations for the introduction of Actiza, Extina and Velac," said Wiggans.

YEAR-TO-DATE FINANCIALS

For the six-months ended June 30, 2004 net income was $9.3 million or $0.25 per diluted share, compared with a net loss of $7.2 million or $0.23 per share, for the same period last year.

Total revenues for the first half of 2004 rose to $63.2 million, compared with total revenues of $35.3 million last year. Product revenues for the six-months ended June 30, 2004 more than doubled to $61.6 million from $29.8 million for the same period last year, reflecting growth in all product lines and the addition of Soriatane to the Company's product portfolio in March 2004.

SG&A costs were $32.3 million for the first half of 2004 compared with $21.1 in the first half of 2003 due to increased promotional activities in 2004 for all products and compensation expenses paid to UCB Pharma for its promotional activities. R&D expenses 2004 year-to-date were $9.2 million, down from $17.0 million last year as pivotal trials for Extina, Actiza and Velac were completed in 2003.

INCREASED 2004 REVENUE AND EARNINGS GUIDANCE; THIRD QUARTER GUIDANCE INTRODUCED

Based on information currently available to the Company, Connetics is raising 2004 financial guidance. Product revenues are now expected to be $138.0 million to $146.0 million compared to prior guidance of $126.0 million to $134.0 million, reflecting increased sales of Soriatane. Soriatane sales are now projected to total $47.0 million to $49.0 million compared to prior guidance of $35.0 million to $37.0 million. Combined sales guidance for OLUX and Luxiq remains unchanged and is expected to total $87.0 million to $91.0 million. Combined sales guidance for Actiza and Extina, which we anticipate launching one or both products in the fourth quarter, remains unchanged and is expected to total $4.0

                                     -More-
million to $6.0 million. Total revenues (which include royalties and contract payments) are expected to be $140.0 million to $148.0 million.

For 2004, Connetics now projects combined SG&A and R&D expenses in the range of $91.0 million to $96.0 million, reflecting additional marketing costs to support pre-launch activities for pipeline products, increased promotional expenses associated with Soriatane, and expenses associated with the expansion of the Company's sales force. Connetics projects it will make a $3.5 million milestone payment to Yamanouchi Europe B.V. in the third quarter concurrent with the projected submission of the Velac NDA. Connetics licensed the Velac program from Yamanouchi in 2002. Earnings per share on a diluted basis for 2004 are projected to be $0.48 to $0.52, including the $0.10 per share charge in the third quarter for the Yamanouchi payment.

For the third quarter of 2004, the Company projects product revenue of $37.5 million to $39.5 million. Third quarter combined SG&A and R&D expenses are projected to be in the range of $23.5 million to $25.0 million. EPS on a diluted basis is projected to be $0.06 to $0.08, including the $0.10 per share charge for the $3.5 million milestone payment to Yamanouchi.

In assessing the Company's financial guidance, many factors and assumptions were taken into consideration, including, but not limited to, current and projected prescription information; sales trend data of the Company's products; the potential generic availability of the Company's products; competitive threats to the Company's products; size, reach and call frequency of the Company's selling organization; status, timing and progression of the Company's development projects; current and projected spending levels to support sales, marketing, development, and administrative activities; and other risk factors discussed in the Company's publicly filed documents. The above guidance does not include conversion of the Company's convertible senior notes, the effect of expensing stock options, or the potential impact of other components of the Company's growth strategy, including possible future acquisitions of products, businesses and/or technologies.

CONFERENCE CALL

Connetics will host a conference call to discuss second quarter financial results and revised financial guidance today, beginning at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. To participate in the live call by telephone, domestic callers should dial (888) 328-2575, and international callers should dial (706) 643-0459. To listen to the conference call live via the Internet, go to the investor relations section of www.connetics.com. A telephone replay will be available for 48 hours beginning today at 6:30 p.m. Eastern Time/3:30 p.m. Pacific Time. To access the replay from the U.S., please dial (800) 642-1687; and from outside the U.S. please dial (706) 645-9291. The Conference ID# is 8771613. The Internet replay of the call will be available for 30 days at www.connetics.com.

ABOUT CONNETICS

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company's marketed products are OLUX(R) (clobetasol propionate) Foam, 0.05%, Luxiq(R) (betamethasone valerate) Foam, 0.12%, and Soriatane(R) (acitretin) capsules, 10 mg and 25 mg. Connetics is developing Extina(R), a foam formulation of the antifungal drug ketoconazole, Actiza(TM), a foam formulation of clindamycin for treating acne, and Velac(R), a combination of clindamycin and tretinoin for treating acne. Connetics has branded its innovative foam drug delivery vehicle VersaFoam(R). These formulations aim to improve the management of dermatological diseases and provide significant product differentiation, and have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

                                     -More-

SAFE HARBOR STATEMENT

Except for historical information, this press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Connetics expects, believes or anticipates will or may occur in the future, including particularly earnings estimates and future financial performance, are forward-looking statements, including, but not limited to, statements pertaining to sales expectations through our new distributor relationship; Connetics' ability to achieve continued revenue growth with our current brands; are ability to launch three new products from our pipeline within the next 12 months; and our ability to initiate new clinical trail programs. These forward-looking statements are based on certain assumptions made by Connetics' management based on experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics' control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. No assurances can be given that these events will occur or that such results will be achieved. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics' Annual Report on Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended March 31, 2004. Forward-looking statements represent the judgment of the Company's management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

NOTE: Full prescribing information for any Connetics prescription product is available by contacting the Company.

                                     -More-

                              CONNETICS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                       JUNE 30,                     JUNE 30,
                                                                       --------                     --------
Revenues:                                                      2004            2003           2004           2003
                                                               ----            ----           ----           ----
      Product sales                                          $ 37,999       $ 15,528       $ 61,565       $ 29,839
      Contract and royalty                                        254          4,442          1,670          5,442
                                                             --------       --------       --------       --------
              Total revenues                                   38,253         19,970         63,235         35,281

Operating costs and expenses:
     Cost of product sales                                      3,578          1,185          5,146          2,257
     Research and development                                   4,957          8,571          9,243         17,022
     Selling, general and administrative                       17,239         10,386         32,311         21,068
     Depreciation and amortization                              3,767            454          5,415          1,042
                                                             --------       --------       --------       --------
              Total operating costs and expenses               29,541         20,596         52,115         41,389

Income / (loss) from operations                                 8,712           (626)        11,120         (6,108)

Interest and other income (expense), net                         (608)           (28)          (900)           150
Provision for income taxes                                       (647)        (1,202)          (890)        (1,279)
                                                             --------       --------       --------       --------
Net income / (loss)                                          $  7,457       $ (1,856)      $  9,330       $ (7,237)
                                                             ========       ========       ========       ========
Net income / (loss) per share:
     Basic                                                   $   0.21       $  (0.06)      $   0.27       $  (0.23)
                                                             ========       ========       ========       ========
     Diluted (1)                                             $   0.19       $  (0.06)      $   0.25       $  (0.23)
                                                             ========       ========       ========       ========
Shares used to calculate net income / (loss) per share:
     Basic                                                     35,242         31,519         34,439         31,403
                                                             ========       ========       ========       ========
     Diluted (1)                                               41,627         31,519         40,925         31,403
                                                             ========       ========       ========       ========

(1) In accordance with SFAS No. 128, using the If-Converted Method, interest expense of $649,000 related to 2.25% convertible senior notes due in 2008 has been added back to net income for purposes of calculating net income per diluted share for the three month period ended June 30, 2004. Shares used to calculate net income per diluted share for the three month period ended June 30, 2004 include the dilutive effect of shares issuable upon exercise of outstanding stock options and warrants plus the effect of $90.0 million 2.25% convertible senior notes, which convert to approximately 4.2 million shares.

                                     -More-

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                    JUNE 30,    DECEMBER 31,
                                                                      2004          2003
                                                                      ----          ----
                                         ASSETS

Assets:
     Cash, cash equivalents and short-term investments              $ 66,992      $114,966
     Accounts receivable and other current assets                     13,651         7,408
     Soriatane asset, net                                            123,397            --
     Property and equipment, net                                       6,276         5,628
     Other long-term assets                                           18,642        17,895
                                                                    --------      --------
       Total assets                                                 $228,958      $145,897
                                                                    ========      ========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities and stockholders' equity:
     Current liabilities                                            $ 24,720      $ 10,127
     Other liabilities                                                90,015        90,016
     Stockholders' equity                                            114,223        45,754
                                                                    --------      --------
       Total liabilities and stockholders' equity                   $228,958      $145,897
                                                                    ========      ========

                                      # # #